Exhibit 99.1



                             UNION COMMUNITY BANCORP
                        P.O. Box 151, 221 E. Main Street
                          Crawfordsville, Indiana 47933


For Immediate Release

Date:     July 15, 2004
Contact:  J. Lee Walden, Chief Financial Officer
          (765) 362-2400


                    UNION COMMUNITY BANCORP RELEASES EARNINGS


(Crawfordsville) - Union Community Bancorp (the "Company") (NASDAQ Symbol "UCBC"), the holding company of Union Federal Savings and Loan Association (the "Association"), announced earnings for the six and three months ended June 30, 2004. For the six months ended June 30, 2004, the Company had net income of $852,000 compared to $1,196,000 the six months ended June 30, 2003. Basic and diluted earnings per share were $0.45 and $0.44 respectively for the six months ended June 30, 2004 compared to $0.59 for basic and $0.58 for diluted for the 2003 period. For the three months ended June 30, 2004 net income was $408,000 compared to $551,000 for the 2003 three month period. Basic earnings per share were $0.22 and diluted earnings per share were $0.21 for the three months ended June 30, 2004 compared to $0.28 per share for both basic and diluted for the 2003 three month period.

The decrease in net income for the six month period was primarily attributable to a decrease in net interest income and losses on the sale of real estate owned. Amortization of purchase accounting adjustments reduced interest expense by $53,000 for the 2004 six-month period compared to $252,000 during 2003 period. Also contributing to the decrease in net interest income was a decrease in interest rate spread from 3.00% for the six month period ending June 30, 2003 to 2.92% for the comparable 2004 six month period. The net loss on the sale of real estate owned totaled $121,000 for the six months ended June 30, 2004 compared to $14,000 for the 2003 six month period.

The decrease in net income for the three-month period ending June 30, 2004 compared to the June 30, 2003 period was also primarily due to a decrease in net interest income and an increase in non-interest expenses mainly due to the loss on sales of real estate owned. Amortization of purchase accounting adjustments reduced interest expense by $27,000 for the three-months ended June 30, 2004 compared to a reduction of $126,000 for the 2003 three month period. Interest rate spread decreased from 2.94% for the three month period in 2003 to 2.91% for the 2004 three month period. The net loss on the sale of real estate owned totaled $100,000 for the three months ended June 30, 2004 compared to a net gain on the sale of real estate owned of $4,000 for the 2003 three month period.

From December 31, 2003 to June 30, 2004, total assets decreased $37,000 to $261.5 million and net loans increased $832,000 to $222.1 million. During the same time frame, deposits increased by $1.9 million to $192.1 million. Shareholders' equity decreased $1.6 million to $33.9 million at June 30, 2004. During the six month period the Company repurchased 112,000 shares of common stock at a total cost of $2.0 million for an average cost of $17.84 per share.

The Company and Association are  headquartered in  Crawfordsville,  Indiana with
two  branch  offices  in   Crawfordsville   and  branch  offices  in  Covington,
Williamsport and Lafayette, Indiana.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company's investments and borrowers, changes in economic conditions in the Company's market area, changes in policies of regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                                      -END-



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



               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                   (Unaudited)


Balance Sheet Data:                                                 June 30,        December 31,
                                                                      2004              2003
                                                                 -----------------------------------
                           Assets
     Cash                                                              $    743            $    785
     Interest-bearing demand deposits                                    10,843              11,104
                                                                 -----------------------------------
       Cash and cash equivalents                                         11,586              11,889
     Interest-bearing deposits                                            2,126                 150
     Investment securities available for sale                             4,903               5,908
     Investment securities held to maturity                                 273                 494
     Loans, net                                                         222,062             221,230
     Premises and equipment                                               4,277               4,628
     Federal Home Loan Bank stock                                         3,641               3,556
     Investment in limited partnerships                                   2,215               2,215
     Foreclosed assets and real estate held for development, net            906               1,348
     Goodwill                                                             2,393               2,393
     Cash value life insurance                                            5,277               5,149
     Other assets                                                         1,881               2,617
                                                                 -----------------------------------
                           Total assets                                $261,540            $261,577
                                                                 ===================================






                           Liabilities
     Deposits                                                          $192,054            $190,192
     Federal Home Loan Bank advances                                     33,640              33,814
     Note payable                                                             -                 132
     Other liabilities                                                    1,940               1,909
                                                                 ------------------------------------
                           Total liabilities                            227,634             226,047

     Shareholders' equity                                                33,906              35,530
                                                                 -----------------------------------

                           Total liabilities and shareholders'
                           equity                                      $261,540            $261,577
                                                                 ====================================

     Book value per common share                                         $17.06              $16.92
     Shares outstanding                                               1,988,000           2,100,000
     Average equity to average assets                                     13.51%              13.26%
     Allowance for loan losses to total loans                              0.52%               0.55%



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                                                  Three Months Ended                   Six Months Ended
                                                       June 30,                          June 30,
                                                  2004              2003              2004               2003
                                             ------------------------------------------------------------------
Operating Data:
     Total interest and dividend income           $3,513            $3,952           $7,067             $8,179
     Total interest expense                        1,548             1,785            3,146              3,706
                                             ------------------------------------------------------------------
       Net interest income                         1,965             2,167            3,921              4,473
     Provision for loan losses                         3                30              113                 60
                                             ------------------------------------------------------------------
       Net interest income after provision
        for loan losses                            1,962             2,137            3,808              4,413
                                             ------------------------------------------------------------------

     Other income:
       Service charges on deposit accounts            68                35              106                 71
       Equity in income of limited
     partnership                                      --                --               --                 10
       Other                                         117                50              237                 72
                                             ------------------------------------------------------------------
         Total other income                          185                85              343                153
                                             ------------------------------------------------------------------
     Other expenses:
       Salaries and employee benefits                813               759            1,559              1,479
       Net occupancy expense and equipment
        expenses                                     157               149              327                305
       Legal and professional fees                    97                89              193                174
       Data processing                               107               103              208                204
       Other                                         407               294              681                575
                                             ------------------------------------------------------------------
         Total other expenses                      1,581             1,394            2,968              2,737
                                             ------------------------------------------------------------------
     Income before income taxes                      566               828            1,183              1,829
     Income taxes                                    158               277              331                633
                                             ------------------------------------------------------------------
       Net income                                  $ 408             $ 551             $852             $1,196
                                             ==================================================================

Other Data:
     Return on average assets                       0.62%             0.79%            0.65%              0.86%
     Return on average equity
                                                    4.61%             6.02%            4.79%              6.46%
     Basic earnings per share                      $0.22             $0.28            $0.45              $0.59
     Diluted earnings per share                    $0.21             $0.28            $0.44              $0.58
     Cash dividends per common share               $0.15             $0.15            $0.30              $0.30
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